EXHIBIT 2.1




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                          AGREEMENT AND PLAN OF MERGER


                                     between


                             COMMUNITY CAPITAL BANK


                                       and


                              CARVER BANCORP, INC.


                               Dated April 5, 2006




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


                                    ARTICLE 1

                DEFINITIONS; INTERPRETATION; DISCLOSURE SCHEDULES

1.1      Definitions............................................................
1.2      Interpretation.........................................................
1.3      Disclosure Schedules...................................................


                                    ARTICLE 2

                      FORMATION OF INTERIM SUB; THE MERGER

2.1      Formation of Interim Sub; Entry into Plan of Merger....................
2.2      The Merger.............................................................
2.3      Closing................................................................
2.4      Effects of the Merger..................................................
2.5      Name of Surviving Bank.................................................
2.6      Governing Documents of the Surviving Bank..............................


                                    ARTICLE 3

                      EFFECT ON STOCK; ELECTION PROCEDURES

3.1      Effect on Stock........................................................
3.2      Paying Agent; Exchange Procedures......................................
3.3      Lost, Stolen or Destroyed Certificates.................................
3.4      Dissenters' Rights.....................................................
3.5      Treatment of Options...................................................


                                    ARTICLE 4

                     CONDUCT OF BUSINESS PENDING THE MERGER

4.1      Conduct of Business Prior to the Effective Time........................
4.2      Forbearances of the Bank...............................................
4.3      Forbearances of Parent.................................................


                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

5.1      Standard...............................................................
5.2      Representations and Warranties of the Bank.............................
5.3      Representations and Warranties of Parent...............................


                                    ARTICLE 6

                                    COVENANTS

6.1      Reasonable Best Efforts................................................
6.2      Shareholder Approval...................................................
6.3      No Solicitation........................................................
6.4      Regulatory Applications................................................
6.5      Proxy Statement........................................................
6.6      Press Releases.........................................................
6.7      Takeover Laws..........................................................
6.8      Access; Information....................................................
6.9      Benefit Arrangements...................................................
6.10     Indemnification........................................................
6.11     Disclosure Schedule Supplements........................................
6.12     Failure to Fulfill Conditions..........................................
6.13     Advisory Board.........................................................
6.14     Voting Agreements......................................................


                                    ARTICLE 7

                            CONDITIONS TO THE MERGER

7.1      Conditions to Each Party's Obligation to Effect the Merger.............
7.2      Conditions to the Obligation of the Bank...............................
7.3      Conditions to the Obligation of Parent.................................


                                    ARTICLE 8

                                   TERMINATION

8.1      Termination............................................................
8.2      Effect of Termination and Abandonment..................................


                                    ARTICLE 9

                                  MISCELLANEOUS

9.1      Survival...............................................................
9.2      Expenses...............................................................
9.3      Notices................................................................
9.4      Waiver; Amendment......................................................
9.5      Alternative Structure..................................................
9.6      Specific Performance...................................................
9.7      Governing Law..........................................................
9.8      Entire Understanding; No Third Party Beneficiaries.....................
9.9      Counterparts...........................................................

                  AGREEMENT AND PLAN OF MERGER, dated April 5, 2006 (this "AGREEMENT"), between Community Capital Bank, a New York state-chartered bank ("BANK"), and Carver Bancorp, Inc., a Delaware corporation ("PARENT").


                                    RECITALS

                  A. THE PROPOSED TRANSACTION. Upon the terms and subject to the conditions of this Agreement, the parties intend to effect a strategic business combination pursuant to which a newly formed, wholly owned Subsidiary ("INTERIM SUB") of Parent will merge with and into the Bank (the "MERGER").

                  B. BOARD DETERMINATIONS. The boards of directors of the Bank and Parent have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals (including the Bank's mission), and are in the best interests of their respective shareholders and, therefore, have approved, this Agreement, the Merger and the other transactions contemplated hereby.

                  C. INTENDED TAX TREATMENT. The parties intend the Merger to be treated as a purchase of all of the stock of the Bank by Parent for U.S. federal income tax purposes.

                  NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Bank and Parent agree as follows:


                                    ARTICLE 1

                DEFINITIONS; INTERPRETATION; DISCLOSURE SCHEDULES

                  1.1 DEFINITIONS. This Agreement uses the following definitions:

                  "ACQUISITION AGREEMENT" has the meaning assigned in Section 6.3(b).

                  "ACQUISITION PROPOSAL" means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 25% or more of the revenues, net income or assets of the Bank or 25% or more of any class of equity voting securities of the Bank, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity voting securities of the Bank, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Bank pursuant to which any person or the shareholders of any person would own 25% or more of any class of equity voting securities of the Bank or of any resulting parent company of the Bank, in each case other than the transactions contemplated by this Agreement.

                  "ADVISORY BOARD" has the meaning assigned in Section 6.13.

                  "AGREEMENT" has the meaning assigned in the Preamble.

                  "BANK" has the meaning assigned in the Preamble.

                  "BANK ADVERSE RECOMMENDATION CHANGE" has the meaning assigned in Section 6.3(b).

                  "BANK BOARD" means the board of directors of the Bank.

                  "BANK BYLAWS" means the Bylaws of the Bank.

                  "BANK COMMON STOCK" means the common stock, par value $10.00 per share, of the Bank.

                  "BANK FEE" has the meaning assigned in Section 8.2(b)(3).

                  "BANK FINANCIAL STATEMENTS" has the meaning assigned in
Section 5.2(j).

                  "BANK LOAN" has the meaning assigned in Section 5.2(x)(4).

                  "BANK MEETING" has the meaning assigned in Section 6.5(b).

                  "BANK ORGANIZATION CERTIFICATE" means the Organization Certificate of the Bank.

                  "BANK PREFERRED STOCK" means the preferred stock, par value $1.00 per share, of the Bank.

                  "BANK STOCK" means, collectively, the Bank Common Stock and the Bank Preferred Stock.

                  "BANK STOCK OPTIONS" means all outstanding and unexercised employee and director options to purchase Bank Common Stock.

                  "BANK STOCK PLAN" means the Community Capital Bank 1999 Stock Incentive Plan.

                  "BENEFIT ARRANGEMENT" means, with respect to the Bank all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Bank (or any member of a controlled group under Section 414 of the Code) and current or former directors of the Bank, including "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans and all such plans or arrangements for which the Bank (or any member of a controlled group under Section 414 of the Code) may have any potential liability.

                  "BSA" means the Bank Secrecy Act of 1970 and the rules and regulations thereunder.

                  "CLOSING" has the meaning assigned in Section 2.3.

                  "CLOSING DATE" has the meaning assigned in Section 2.3.

                  "CODE" means the Internal Revenue Code of 1986.

                  "CONFIDENTIALITY AGREEMENT" means the agreement, dated January 24, 2006, between Parent and the Bank.

                  "CONSIDERATION" has the meaning assigned in Section 3.1(a).

                  "CONSTITUENT DOCUMENTS" means the charter or articles or certificate of incorporation and bylaws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

                  "CONTRACT" means, with respect to any person, any agreement (written or oral), contract, indenture, undertaking, debt instrument, lease, understanding, arrangement or commitment to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject.

                  "COSTS" has the meaning assigned in Section 6.10(a).

                  "CRA" means the Community Reinvestment Act of 1977 and the rules and regulations thereunder.

                  "CURRENT PREMIUM" has the meaning assigned in Section 6.10(c).

                  "DISCLOSURE SCHEDULE" has the meaning assigned in Section 1.3.

                  "DISSENTING SHARES" means shares of Bank Common Stock that are held by a shareholder who has properly exercised appraisal rights under applicable law.

                  "EFFECTIVE TIME" has the meaning assigned in Section 2.3.

                  "ENVIRONMENTAL LAWS" means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Agreement.

                  "ERISA" means the Employee Retirement Income Security Act of 1974.

                  "ERISA AFFILIATE" has the meaning assigned in Section
5.2(s)(3).

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

                  "EXCHANGE FUND" has the meaning assigned in Section 3.2(a).

                  "EXCLUDED SHARES" means shares of Bank Common Stock (i) beneficially owned by Parent (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted), (ii) reserved for issuance under the Bank Stock Plan or (iii) held in the Bank's treasury.

                  "EXTENSION OF CREDIT" has the meaning assigned in Section 4.2(d).

                  "FDIC" means the Federal Deposit Insurance Corporation.

                  "FHLB" means a Federal Home Loan Bank.

                  "GAAP" means United States generally accepted accounting principles.

                  "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

                  "INDEMNIFIED PARTY" has the meaning assigned in Section
6.10(a).

                  "INTERIM SUB" has the meaning assigned in the Recitals.

                  "INTERIM SUB STOCK" means all shares of capital of Interim
Sub.

                  "INTELLECTUAL PROPERTY" shall mean all (i) trademarks, service marks, brand names, d/b/a/'s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same, (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, (iii) Trade Secrets, and (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

                  "IT ASSETS" shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches and all other information technology equipment, and all associated documentation owned or leased by the Bank and used in the conduct of its business.

                  "LIEN" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

                  "MATERIAL ADVERSE EFFECT" means, with respect to the Bank or Parent, any effect that:

                  (a) is material and adverse to the financial condition, results of operations or business of the Bank or Parent and its Subsidiaries, taken as a whole, excluding (with respect to each of clause (1), (2) or (3), only to the extent that the effect of a change on it is not materially different than on comparable United States banking organizations) the impact of (1) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to United States banking services organizations generally, (3) changes in prevailing interest rates or other general economic conditions affecting United States banking organizations generally, (4) actions or omissions of a party to this Agreement that are expressly required by this Agreement or taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby, (5) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States that do not directly interfere with the normal operations of the Bank's branch offices, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, and (6) any change, effect, event or occurrence arising out of the announcement or performance of this Agreement and the transactions contemplated hereby, including any reasonable expenses incurred in connection herewith and therewith that are substantially consistent with a budget Previously Disclosed to Parent, or

                  (b) would materially impair the ability of the Bank or Parent, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

                  "MATERIAL CONTRACTS" has the meaning assigned in Section 5.2(u)(1).

                  "MATERIALS OF ENVIRONMENTAL CONCERN" means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

                  "MERGER" has the meaning assigned in the Recitals.

                  "NOTICE OF SUPERIOR PROPOSAL" has the meaning assigned in 6.3(b).

                  "OLD CERTIFICATES" has the meaning assigned in Section 3.2(a).

                  "PARENT" has the meaning assigned in the Preamble.

                  "PAYING AGENT" has the meaning assigned in Section 3.2(a).

                  "PENSION PLAN" has the meaning assigned in Section 5.2(s)(2).

                  "PREVIOUSLY DISCLOSED" means information set forth by a party in the applicable paragraph of its Disclosure Schedule.

                  "PROXY STATEMENT" has the meaning assigned in Section 6.5(a).

                  "REPRESENTATIVES" means, with respect to any person, such person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

                  "REQUISITE REGULATORY APPROVALS" has the meaning assigned in
Section 6.3(a).

                  "RIGHTS" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of, such first person.

                  "SBA" means the United States Small Business Administration.

                  "SEC" means the United States Securities and Exchange Commission.

                  "SECURITIES ACT" means the Securities Act of 1933 and the rules and regulations thereunder.

                  "SHAREHOLDER APPROVAL" has the meaning assigned in Section 7.1(a).

                  "SIGNIFICANT SUBSIDIARY" and "SUBSIDIARY" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

                  "SUPERIOR PROPOSAL" means a bona fide written Acquisition Proposal which the Bank Board reasonably concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated hereby (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal and including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law.

                  "SURVIVING BANK" has the meaning assigned in the Section 2.2.

                  "TAKEOVER LAWS" has the meaning assigned in Section 5.2(h).

                  "TAX" and "TAXES" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time.

                  "TAX RETURNS" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

                  "TRADE SECRETS" means trade secrets and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists in each case, which are entitled to protection under applicable law.

                  1.2 INTERPRETATION. (a) In this Agreement, except as context may otherwise require, references:

                           (1) to the Preamble, Recitals, Sections, Annex or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

                           (2) to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

                           (3) to the "transactions contemplated hereby" includes the transactions provided for in this Agreement and the Annex to it;

                           (4) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section; and

                           (5) to any Governmental Authority includes any successor to that Governmental Authority.

                  (b) The words "hereby", "herein", "hereof", "hereunder" and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

                  (c) The words "include", "includes" or "including" are to be deemed followed by the words "without limitation."

                  (d) The word "party" is to be deemed to refer to the Bank or Parent.

                  (e) The word "person" is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

                  (f) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

                  (g) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

                  (h) No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

                  1.3 DISCLOSURE SCHEDULE. Before entry into this Agreement, the Bank delivered to Parent a schedule (the "DISCLOSURE SCHEDULE"), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more covenants contained in
Article 4 or one or more representations or warranties contained in Article 5; PROVIDED that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.


                                    ARTICLE 2

                      FORMATION OF INTERIM SUB; THE MERGER

                  2.1 FORMATION OF INTERIM SUB; ENTRY INTO PLAN OF MERGER. To effect the Merger, prior to the Effective Time, (a) Parent will incorporate Interim Sub with Parent as its sole shareholder, and (b) Parent shall cause Interim Sub to become a party to this Agreement by executing the signature page hereof.

                  2.2 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, Interim Sub will merge with and into the Bank at the Effective Time. At the Effective Time, the separate existence of Interim Sub will terminate. The Bank will be the surviving bank in the Merger (sometimes hereinafter referred to as THE "SURVIVING BANK"), and the separate corporate existence of the Bank, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger.

                  2.3 CLOSING. The closing of the Merger (the "CLOSING") will take place in the offices of Thacher Proffitt & Wood LLP, Two World Financial Center, New York, New York, at 5:00 p.m. on a business day designated by Parent that is (a) within 5 days after the expiration of all applicable waiting periods associated with the Requisite Regulatory Approvals and (b) after satisfaction or waiver of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the "CLOSING DATE"). The time on the Closing Date at which the Merger becomes effective is referred to herein as the "EFFECTIVE TIME".

                  2.4 EFFECTS OF THE MERGER. The Merger will have the effects prescribed by applicable state and federal law.

                  2.5 NAME OF SURVIVING BANK. The name of the Surviving Bank as of the Effective Time will be the name of the Bank.

                  2.6 GOVERNING DOCUMENTS OF THE SURVIVING BANK. The Bank Organization Certificate will be the organization certificate of Interim Sub as of the Effective Time. The Bank Bylaws will be the bylaws of Interim Sub as of the Effective Time, which the Bank shall have a reasonable opportunity to review prior to the Merger.


                                    ARTICLE 3

                      EFFECT ON STOCK; ELECTION PROCEDURES

                  3.1 EFFECT ON STOCK. At the Effective Time, as a result of the Merger and without any action by any holder of Bank Stock or Interim Sub
Stock:

                  (a) BANK COMMON STOCK. Each share of Bank Common Stock outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares (the holders of which shall have only the rights provided under applicable law and this Agreement), will be converted into the right to receive an amount in cash, without interest, equal to $40.00 per share of Bank Common Stock (the "CONSIDERATION").

                  Shares of Bank Common Stock outstanding immediately prior to the Effective Time, other than Dissenting Shares, will no longer be outstanding and will automatically be canceled and will cease to exist. Holders of Bank Common Stock will cease to be, and will have no rights as, shareholders of the Bank, and certificates that represented shares of Bank Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, without interest, (A) any then unpaid dividend or other distribution with respect to such Bank Common Stock having a record date before the Effective Time and
         (B) the Consideration. After the Effective Time, there will be no transfers of shares of Bank Common Stock on the stock transfer books of the Surviving Bank, and shares of Bank Common Stock presented to the Surviving Bank, Parent or the Paying Agent for any reason will be canceled and exchanged in accordance with this Article 3.

                  (b) INTERIM SUB STOCK. Each share of Interim Sub Stock outstanding immediately prior to the Effective Time will become and be converted into one duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Bank.

                  3.2 PAYING AGENT; EXCHANGE PROCEDURES. At or before the Effective Time, Parent will deposit with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to the Bank (in such capacity, the "PAYING AGENT"), for the benefit of the holders of certificates formerly representing shares of Bank Common Stock ("OLD CERTIFICATES"), cash payable pursuant to Section 3.1 (the "EXCHANGE FUND").

                  (b) EXCHANGE PROCEDURES. Promptly after the Effective Time (and in any event within four business days), Parent will cause the Paying Agent to mail to each holder of record of Bank Common Stock (other than holders of Excluded Shares or Dissenting Shares) (i) a letter of transmittal in customary form specifying that delivery will be effected, and risk of loss and title to the Old Certificates will pass, only upon delivery of the Old Certificates (or affidavits of loss in lieu thereof as provided in Section 3.3) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Bank may reasonably agree, and (ii) instructions for use in effecting the surrender of the Old Certificates (or affidavits of loss in lieu thereof as provided in Section 3.3) in exchange for the Consideration. Upon surrender of an Old Certificate (or affidavit of loss in lieu thereof as provided in Section 3.3) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Old Certificate will be entitled to receive in exchange therefor a cash amount in immediately available funds equal to
         (x) the number of shares of Bank Common Stock represented by such Old Certificate (or affidavit of loss in lieu thereof as provided in Section 3.3) multiplied by (y) the Consideration, and the Old Certificate so surrendered will forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Old Certificates. If any cash is to be paid in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition to the exchange that the person requesting the exchange (1) pay any transfer or other Taxes required by reason of the making of the cash payment in a name other than the name of the holder of the surrendered Old Certificate or (2) establish to the satisfaction of Parent or the Paying Agent, as the case may be, that any such Taxes have been paid or are not applicable.

                  (c) Any portion of the aggregate Consideration or the proceeds of any investments thereof that remains unclaimed by the shareholders of Bank for six (6) months after the Effective Time shall be repaid by the Paying Agent to Parent. Any shareholders of Bank who have not theretofore complied with this section shall thereafter look only to Parent for payment of the Consideration deliverable in respect of each share of Bank Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Old Certificates are not delivered and surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Parent, the Surviving Bank, the Paying Agent or any other person shall be liable to any former holder of Bank Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (d) Parent or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Bank Common Stock such amounts as Parent (or any Affiliate thereof) or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that such amounts are properly withheld by Parent or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Bank Common Stock in respect of whom such deduction and withholding were made by Parent or the Paying Agent. Notwithstanding the foregoing, Parent will not withhold federal income taxes under Section 1445 of the Code if the Bank has timely delivered to Parent a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent certifying that the Bank Common Stock is not a United States real property interest (as such term is defined by the Code), provided that Parent is entitled to rely on such statement under Section 1445 and the regulations thereunder.

                  3.3 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificate representing shares of Bank Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in such amount as the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Plan had such lost, stolen or destroyed certificate been surrendered.

                  3.4 DISSENTERS' RIGHTS. Notwithstanding anything to the contrary in this Agreement, Dissenting Shares that are outstanding as of the Effective Time will not be converted into the right to receive the Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, its right to dissent from the Merger under applicable law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable law. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right after the date of the Bank Meeting, each share of such holder's Bank Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Consideration. The Bank will give Parent (a) prompt notice of any notice or demands for appraisal or payment for shares of Bank Common Stock received by the Bank and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Bank will not, without the prior written consent of Parent, settle, offer to settle or otherwise negotiate, any such demands. Parent will pay any consideration as may be determined to be due by a court of competent jurisdiction with respect to Dissenting Shares pursuant to and subject to the requirements of applicable law.

                  3.5 TREATMENT OF OPTIONS. Prior to the Effective Time, the Bank will give notice to each holder of a Bank Stock Option which has been Previously Disclosed that all unvested Bank Stock Options then outstanding will become vested immediately prior to the Effective Time and that each outstanding Bank Stock Option at the Effective Time will be canceled and will only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (x) the total number of shares of Bank Common Stock subject to the Bank Stock Options of such holder times (y) the excess, if any, of $40.00 over the exercise price per share of Bank Common Stock under such Bank Stock Option less applicable Taxes required to be withheld with respect to such payment; PROVIDED, HOWEVER, that the total payments to all option holders pursuant to this section shall not exceed $337,705.

                  (b) Prior to the Effective Time, the Bank, the Bank Board and the compensation committee of the Bank Board, as applicable, will adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 3.5(a).


                                    ARTICLE 4

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  4.1 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as contemplated by this Agreement or for actions taken in connection with or to consummate the transactions contemplated by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Bank shall use its reasonable best efforts to: (i) conduct its business in the ordinary and usual course consistent with past practice and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would adversely affect or delay in any material respect the ability of the Bank to perform its covenants and agreements on a timely basis under this Agreement, (iv) take no action that would adversely affect or delay in any material respect the ability of parties to obtain any necessary approvals, consents or waivers of any Governmental Authority required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on the Bank.

                  4.2 FORBEARANCES OF THE BANK. Without limiting the covenants set forth in Section 4.1, the Bank agrees that from the date hereof until the Effective Time, except as contemplated by this Agreement or for actions taken in connection with or to consummate the transactions contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Parent, the Bank shall not:

                  (a) OPERATIONS. Enter into any new line of business or change its lending, investment (including purchasing any securities other than United States Department of the Treasury securities and United States government agency securities with final maturities not greater than three years), underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority.

                  (b) CAPITAL EXPENDITURES. Make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate.

                  (c) MATERIAL CONTRACTS. Terminate, enter into, amend, modify (including by way of interpretation) or renew any Material Contract.

                  (d) EXTENSIONS OF CREDIT. Make or renew any individual loan, revolving credit facility, letter of credit or other individual extension of credit or commitment to extend credit (collectively, "EXTENSIONS OF Credit") secured by real estate or guaranteed by the SBA in excess of $1,500,000 or any other individual Extension of Credit in excess of $500,000.

                  (e) CAPITAL STOCK. Other than pursuant to or as a result of the exercise of Rights Previously Disclosed and outstanding on the date of this Agreement, change the number of authorized or issued shares of Bank Stock, issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional Rights of it with respect to its stock.

                  (f) DIVIDENDS, DISTRIBUTIONS, REPURCHASES. Other than a regular annual dividend on Bank Common Stock of $0.20 per share (the record date for which shall be in April 2006 and the payment date for which shall be in July 2006), make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or any Rights of it with respect to its stock.

                  (g) DISPOSITIONS. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to it.

                  (h) ACQUISITIONS. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice and otherwise other than in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person.

                  (i) CONSTITUENT DOCUMENTS. Amend or waive any provision of its Constituent Documents.

                  (j) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority.

                  (k) TAX MATTERS. Make, change or revoke any material election in respect of Taxes, file any material amendment to a Tax Return, adopt or change any accounting method in respect of Taxes or otherwise, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or surrender any right to claim a refund of a material amount of Taxes.

                  (l) CLAIMS. Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in the ordinary course of business in an amount or for consideration not in excess of $10,000 and that would not (1) impose any material restriction on its business or, after the Effective Time, Parent or its Subsidiaries or (2) create precedent for claims that are reasonably likely to be material to it or, after the Effective Time, Parent or its Subsidiaries.

                  (m) COMPENSATION; EMPLOYMENT ARRANGEMENTS; BENEFIT ARRANGEMENTS. (1) Grant or provide any severance or termination payments or benefits to any director, officer or employee of the Bank except as Previously Disclosed, (2) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Bank, except as Previously Disclosed, (3) establish, adopt, amend or terminate any Benefit Arrangement or amend the terms of any outstanding equity-based awards, (4) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Arrangements, (5) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Arrangement or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or provide for any post-retirement obligations, (6) forgive any loans to directors, officers or employees of the Bank or (7) grant any stock options, restricted stock or other equity or stock or stock-based awards.

                  (n) ADVERSE ACTIONS. Notwithstanding any other provision hereof, knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable law.

                  (o) BRANCHING. Make any commitment relating to an application for the opening or closing of any, or open or close any, branch, automated banking or other office facility.

                  (p) INDEBTEDNESS. Incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money) or subject any asset of Bank to any lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers), except in the ordinary course of business consistent with past practice.

                  (q)      INVESTMENTS.

                           (1) Make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than three years, that are purchased in the ordinary course of business consistent with past practice, in either case, with a purchase price no greater than 101.5% of par value.

                           (2) Other than investments for the Bank's portfolio made in accordance with Section 4.2(q)(1), make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than the purchase of FHLB common stock necessary to maintain the Bank's membership status with the FHLB of New York.

                  (r) HEDGING TRANSACTIONS. Enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest.

                  (s) LOAN PARTICIPATIONS. Sell any participation interest in any loan (other than sales of loans secured by commercial real estate that are consistent with past practice).

                  (t) SERVICING RIGHTS. Purchase or sell servicing rights (other than loan sales with servicing released).

                  (u) MAINTENANCE OF PROPERTIES. Fail to maintain all of its properties in repair, order and condition no worse than on the date of this Agreement.

                  (v) REAL ESTATE DEVELOPMENT PROJECTS. Make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the Bank Board prior to the date of this Agreement and disclosed in writing to Parent.

                  (w) BOARD MEMBERS. Elect to the Bank Board any person who is not a member of the Bank Board as of the date of this Agreement.

                  (x) COMMITMENTS. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

                  4.3 FORBEARANCES OF PARENT. Parent agrees that from the date hereof until the Effective Time, except as contemplated by this Agreement or for actions taken in connection with or to consummate the transactions contemplated by this Agreement or as Previously Disclosed, without the prior written consent of the Bank, it will not, and will cause each of its Subsidiaries not to:

                  (a) ADVERSE ACTIONS. Notwithstanding any other provision hereof, knowingly take any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable law.

                  (b) COMMITMENTS. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.


                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

                  5.1 STANDARD. For all purposes of this Agreement, no representation or warranty of the Bank contained in Section 5.2 (other than the representations and warranties contained in Sections 5.2(k)(3), (s)(6) and (aa), which shall be true in all respects and the representations and warranties contained in Sections 5.2(a), (b), (c), (d), (e), (f), (g), (h), (i), (j),
(k)(1), (k)(2), (n), (s)(1) through (5), (u), (v), (z) and 5.2(bb), which shall be true in all material respects) and no representation or warranty of Parent contained in Section 5.3 (other than the representations and warranties contained in Sections 5.3(h) and (j), which shall be true in all respects, and the representations and warranties contained Sections 5.3(a), (b), (c), (d),
(e), (g) and (i), which shall be true in all material respects), will be deemed untrue, and no party will be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with such representation or warranty contained in Section 5.2 or 5.3, as the case may be, has had or is reasonably likely to have a Material Adverse Effect with respect to the Bank or Parent, as the case may be.

                  5.2 REPRESENTATIONS AND WARRANTIES OF THE BANK. Except as Previously Disclosed or contemplated hereby, the Bank hereby represents and warrants to Parent as follows:

                  (a) ORGANIZATION, STANDING AND AUTHORITY. It is a banking corporation duly organized, validly existing and in good standing under the laws of the State of New York. It is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification. It has Previously Disclosed and made available to Parent a complete and correct copy of its Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect.

                  (b) BANK STOCK. (1) The authorized capital stock of the Bank consists of 690,000 shares of Bank Common Stock and 100,000 shares of Bank Preferred Stock. As of the date hereof, 269,179 shares of Bank Common Stock and no shares of Bank Preferred Stock are outstanding. As of the date hereof, 22,700 shares of Bank Common Stock are subject to Bank Stock Options granted under the Bank Stock Plan, and 100,000 shares of Bank Common Stock are reserved for issuance under the Bank Stock Plan. The Bank has Previously Disclosed a list of all Bank Stock Options granted under Bank Stock Plan that states: (i) the name of each holder of Bank Stock Options, (ii) the number of shares of Bank Common Stock subject to each Bank Stock Option, (iii) the exercise price of each Bank Stock Option and (iv) the date of each such grant. The Bank holds no shares of Bank Common Stock as treasury shares. The outstanding shares of Bank Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Bank Common Stock issuable pursuant to the Bank Stock Plan have been duly authorized and, upon issuance, will be validly issued and outstanding, fully paid and nonassessable and will not be subject to preemptive rights (and will not be issued in violation of any preemptive rights). Except as set forth above, as of the date hereof, there are no shares of Bank Stock reserved for issuance, the Bank does not have any Rights issued or outstanding with respect to Bank Stock and the Bank does not have any commitment to authorize, issue or sell any Bank Stock or Rights, except pursuant to this Agreement. It has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Bank Stock. It has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.

                           (2) There are no voting trusts, proxies, shareholder agreements or other agreements or understandings with respect to the voting of shares of Bank Stock.

                           (3) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Bank may vote are issued or outstanding.

                  (c) SUBSIDIARIES AND EQUITY HOLDINGS. (1) It has no Subsidiaries.

                           (2) It has Previously Disclosed a list of all equity securities that it owns, controls or holds.

                  (d) POWER. It has the corporate power and authority to own and operate its assets and properties and to conduct its business as it is now being conducted. It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                  (e) AUTHORITY. It has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Subject only to receipt of the affirmative vote of the holders of two-thirds of the outstanding shares of Bank Common Stock, this Agreement, the Merger and the transactions contemplated hereby have been authorized by all necessary corporate action on its part prior to the date hereof. This Agreement constitutes the valid and legally binding obligation of the Bank, enforceable against the Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

                  (f) CONSENTS AND APPROVALS. No notices, applications or other filings are required to be made by it with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by it from, any Governmental Authority or third party in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and expiration of related waiting periods required by federal and state banking authorities, including applications and notices to be filed with the FDIC and the New York State Banking Department and (2) receipt of the Shareholder Approval. As of the date hereof, it is not aware of any reason why all necessary consents, approvals, permits and other authorizations will not be received in order to permit consummation of the Merger and the other transactions contemplated hereby. Without limiting the foregoing, as of the date hereof, the Bank has no formal or informal agreements, arrangements or understandings with any Governmental Authority, either pending, threatened or in force, that would, nor is the subject of any investigation or examination results of which could reasonably be expected to, materially impede or delay the ability to obtain any Requisite Regulatory Approvals or the consummation of the transactions contemplated hereby.

                  (g) NO DEFAULTS. Subject to making the filings and receiving the consents and approvals referred to in Section 5.2(f), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations of a party under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) its Constituent Documents, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of it, or by which it is bound or affected, or to which it or its businesses, operations, assets or properties is subject or receives benefits or (3) any law, statute, ordinance, rule, regulation, judgment, order, decree, permit or license.

                  (h) TAKEOVER LAWS AND PROVISIONS. It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any applicable "moratorium," "control share," "fair price," "affiliate transaction," "business combination" laws or other applicable antitakeover laws and regulations of any state (collectively, "TAKEOVER LAWS").

                  (i) FINANCIAL ADVISORS. None of it or any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the Bank has retained RBC Capital Markets Corporation as its financial advisor, and a complete and correct copy of its arrangements with RBC Capital Markets Corporation have been Previously Disclosed. As of the date hereof, the Bank has received a written opinion of RBC Capital Markets Corporation, a complete and correct copy of which has been Previously Disclosed, issued to the Bank, to the effect that the Consideration is fair from a financial point of view to holders of Bank Common Stock.

                  (j) FINANCIAL REPORTS AND REGULATORY FILINGS. It has Previously Disclosed complete and correct copies of its audited financial statements (including any related notes and schedules thereto) for the fiscal years ended December 31, 2003, 2004 and 2005, (collectively, the "BANK FINANCIAL STATEMENTS"). Each of the statements of financial condition included in the Bank Financial Statements fairly presents the consolidated financial position of the Bank as of its date, and each of the statements of income and changes in shareholders' capital and cash flows or equivalent statements included in the Bank Financial Statements fairly presents the consolidated results of operations, changes in shareholders' capital and changes in cash flows, as the case may be, of the Bank for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved.

                           (2) Since January 1, 2002, it has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (A) the FDIC, (B) the New York State Banking Department and (C) any other applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

                  (k)      ABSENCE OF CERTAIN CHANGES. Since December 31, 2004,
         (1) other than in the ordinary and usual course of business consistent with past practice or in connection with the transactions contemplated hereby, it has not incurred any obligation or liability, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, (2) it has conducted its business in the ordinary and usual course consistent with past practice and (3) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances (described in any paragraph of Section 5.2 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

                  (l) LITIGATION. There is no action, suit, claim, hearing, dispute, investigation or proceeding pending or, to its knowledge, threatened against or affecting it (and it is not aware of any basis for any such action, suit or proceeding), and there is no judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against it.

                  (m)      COMPLIANCE WITH LAWS. It:

                           (1) operates and conducts its business in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the BSA, the CRA (and, with respect to the CRA, currently has a rating of "Satisfactory" or better), the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                           (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its knowledge, no suspensions or cancellations are threatened;

                           (3) has received, since December 31, 2002, no notification from a Governmental Authority (A) asserting that it is not in compliance with any of the laws, statutes, ordinances, rules or regulations that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities;

                  (n) REGULATORY MATTERS. It is not subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of it.

                  (o) BOOKS AND RECORDS AND INTERNAL CONTROLS. (1) Its books and records have been fully, properly and accurately maintained in all respects, and there are no inaccuracies or discrepancies of any kind contained or reflected therein.

                           (2) Its records, systems, controls, data and information are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. It has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

                  (p) TAXES. (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by it have been duly and timely filed and all such Tax Returns were true, correct and complete in all material respects, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) no extensions or waivers of statutes of limitation have been given or requested with respect its Taxes, (4) no Liens for Taxes exist with respect to any of its assets or properties, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP and
         (5) it has not been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which
         Section 355 of the Code applied. The Bank has not participated in any reportable or listed transaction as defined under Section 6011 of the Code. If the Bank has participated in a reportable or listed transaction, it has properly disclosed such transaction in accordance with the applicable Tax regulations. The Bank has made provisions in the Bank Financial Statements, in accordance with GAAP, for all Taxes that have accrued but have not yet been paid. The Bank has retained all Tax Returns referred to in clauses (1) and (2) above where such retention by the Bank is required by law. The Bank is in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection with Federal, state, local or foreign Tax withholding or reporting. No action, suit, proceeding, audit or examination of any Tax Return of the Bank by any Governmental Authority is currently in progress or, to the knowledge of the Bank, has been threatened in writing. The Bank has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Bank has not entered into a closing agreement, private letter ruling, technical advance memoranda or any similar agreement or ruling with a Governmental Authority. The Bank has not been notified in writing by any jurisdiction that the jurisdiction believes that the Bank was required to file any Tax Return that was not filed. The Bank will not be required to include any item of income in, or exclude any items of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date. The Bank has not been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return.

                  (q) ENVIRONMENTAL MATTERS. (1) No real property currently or formerly owned or operated by it is contaminated with a Material of Environmental Concern requiring remediation under an Environmental Law,
         (2) the Bank is not subject to liability for off-site disposal or contamination, and (3) to the knowledge of the Bank, there are no circumstances involving the Bank that could result in any claims, liabilities, costs or restrictions on the ownership, use or transfer of any property pursuant to an Environmental Law.

                  (r) LABOR MATTERS. It is not a party to or is not otherwise bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, and it is not the subject of a proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with a labor union or labor organization. There is no pending or, to its knowledge, threatened, nor has there been since December 31, 1998 any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving it. Since December 31, 1998, there has been no activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity or any pending demand for certification or representation or labor union organizing activities. The Bank has made all payments to employees (or made appropriate accruals to its balance sheet) for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, other than with respect to the current pay period. The Bank has complied with all material legal requirements related to employment and employment practices, including those related to wages, hours, worker classification, labor relations, collective bargaining, discrimination, equal opportunity, disability rights or benefits, affirmative action, workers' compensation, employee leave issues and the payment and withholding of taxes and other sums as required.

                  (s) BENEFIT ARRANGEMENTS. (1) It has Previously Disclosed a complete and correct list of all of its Benefit Arrangements. It has made available to Parent complete and correct copies of all Benefit Arrangements, including any plans, grants or award documents, trust instruments, insurance contracts, summary plan descriptions, most recent actuarial reports and Forms 5500 for the past 3 years and loan agreements forming a part of any Benefit Arrangements, and all amendments thereto.

                           (2) All of its Benefit Arrangements, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, are in compliance with ERISA, the Code and other applicable law in all material respects. Each of its Benefit Arrangements subject to ERISA that is an "employee pension benefit plan" within the meaning of
         Section 3(2) of ERISA ("PENSION PLAN"), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001, and the Bank is not aware of any circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. It has not engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. It has not incurred and does not reasonably expect to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

                           (3) Neither the Bank nor any entity which is considered one employer with the Bank under 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE") (x) maintains or contributes to, or has any liability with respect to, or has within the past six years maintained or contributed to, a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to, or has any liability with respect to, contribute to or has within the past six years maintained or had an obligation to contribute to, a multiemployer plan as defined in ERISA.

                           (4) There has been no amendment to, announcement by it relating to, or change in employee participation or coverage under, any Benefit Arrangement which would materially increase the expense of maintaining such Benefit Arrangement above the level of the expense incurred therefor for the most recent fiscal year. Neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, nor shareholder approval of the transactions contemplated hereby, will
         (A) entitle any of its employees, former employees, directors, former directors or consultants to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of its Benefit Arrangements, (C) limit or restrict the right of the Bank or after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Arrangements, or (D) result in payments under any of the Benefit Arrangements or otherwise which would not be deductible under Section 162(m) or Section 280G of the Code. The Seller has operated in good faith compliance with Section 409A of the Code.

                           (5) To the Bank's knowledge, no event has occurred and no condition exists that could subject the Bank or any ERISA Affiliate to any penalty, fine, liability, obligation or lien with respect to any Benefit Arrangement. No action, suit, litigation or proceeding (other than routine claims for benefits) is pending, or to the Bank's knowledge, threatened; to the Bank's knowledge, no facts or circumstances exist that could give rise to any such action, suit, litigation or proceeding; and no administrative investigation, audit, or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental entity are pending, in progress or, to the Bank's knowledge, threatened. To the Bank's knowledge, no oral or written representation or communication with respect to any aspect of the Benefit Arrangements has been made to employees prior to the date hereof which is not in accordance with the written or otherwise pre-existing terms and provisions of such plans. The Bank does not have any obligation for retiree health and life benefits or post retirement benefits other than as required by applicable health care continuation laws at the expense of the former employee.

                           (6) No payments or accelerated vesting, funding or time or payment under any Benefit Arrangement or otherwise will fail to be deductible under Section 280G or Section 162(m) of the Code.

                  (t) PROPERTY. It has good, and, in the case of real property, marketable, title to, or, in the case of securities and investments, a "security entitlement" (as defined in the Uniform Commercial Code) in, or in the case of leased property, a valid leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by it, and such property and assets are not subject to any Liens except mechanics', workmen's, repairmen's, warehousemen's, carriers' or similar Liens arising in the ordinary course of business consistent with past practice.

                  (u) MATERIAL CONTRACTS. It has Previously Disclosed and made available to Parent complete and correct copies of the following Contracts ("MATERIAL CONTRACTS") which are all of the Material Contracts to which it is a party, or by which it may be bound, or to which it or its assets or properties may be subject:

                                    (A)      any lease of real property;

                                    (B)      any partnership, limited liability
                           company, joint venture or other similar agreement or arrangement;

                                    (C)      any Contract relating to the
                           acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any ongoing obligations or that was entered into or has an effect on or after December 31, 2003;

                                    (D)      any Contract for the purchase of
                           services, materials, supplies, goods, equipment or other assets or property that provides for either (i) annual payments of $25,000 or more, or (ii) aggregate payments of $100,000 or more;

                                    (E)      any Contract that creates future
                           payment obligations in excess of $50,000 and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less;

                                    (F)      any Contract providing for a power
                           of attorney on behalf of it;

                                    (G)      any Contract, other than this
                           Agreement, providing for exclusive dealing or limiting the freedom of the Bank or any of its employees to compete in any line of business or with any person or in any area, or that would so limit their freedom;

                                    (H)      any Contract, other than this
                           Agreement, that requires the Bank to disclose confidential information or to indemnify or hold harmless any person;

                                    (I)      any Contract, other than this
                           Agreement, with (i) any Affiliate of it, (ii) any current or former director, officer, employee, consultant or shareholder of it or any Affiliate of it, or (iii) any "associate" or member of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange
                           Act) of a person identified in clauses (i) or (ii) of this paragraph;

                                    (J)      any Contract with a Governmental
                           Authority;

                                    (K)      any Contract relating to material
                           Intellectual Property or material IT Assets, excluding licenses by the Bank for off the shelf software and agreements for purchases of equipment which has been delivered; and

                                    (L)      any other Contract not entered into
                           in the ordinary course of business or that is material to it or its financial condition or results of operations.

                           (2) Each Material Contract is a valid and legally binding agreement of it and, to its knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles) and is in full force and effect. It, and, to its knowledge, any counterparty or counterparties, is not in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract.

                  (v) MATERIAL INTERESTS OF CERTAIN PERSONS. No officer or director of it, or "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any interest in any material property (whether real or personal, tangible or intangible) or Contract used in or pertaining to its business.

                  (w) INSURANCE COVERAGE. It maintains adequate insurance coverage for all normal risks incident to its businesses and its properties and assets. Such coverage is of a character and amount at least equivalent to that typically carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. It has Previously Disclosed a complete and correct list of each Contract representing such coverage.

                  (x)      EXTENSIONS OF CREDIT.

                           (1) The allowance for loan losses reflected in the notes to the Bank's audited consolidated statement of financial condition at December 31, 2005 was adequate, as of the date thereof, under GAAP.

                           (2) The Bank has Previously Disclosed a listing, as of March 31, 2006 by account, of: (A) each borrower, customer or other party which has notified the Bank during the past twelve months of, or has asserted against the Bank, in writing, any "lender liability" or similar claim, and, to the knowledge of the Bank each borrower, customer or other party which has given the Bank any oral notification of, or orally asserted to or against the Bank any such claim; and (B) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Especially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and
         (C) all other assets classified by the Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

                           (3) All loans receivable (including discounts) and accrued interest entered on the books of the Bank arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of the Bank's business, and the notes or other evidences of indebtedness or guarantees from the SBA, if applicable, with respect to such loans (including discounts) are each legal, valid and binding obligations of the maker, guarantor or obligor thereof, enforceable against such maker, guarantor or obligor in accordance with their terms. To the knowledge of the Bank, the loans, discounts and the accrued interest reflected on the books of the Bank are subject to no defenses, set-offs or counterclaims (including those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by the Bank free and clear of any liens.

                           (4) With respect to each loan owned by the Bank, in whole or in part (each, a "BANK LOAN"):

                                    (i)      neither the Bank nor any prior
                           holder of a Bank Loan has modified the note or any of the related security documents in any material respect or satisfied (other than the ordinary amortization of principal or prepayment of principal as permitted by the applicable loan documents), canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Bank Loan file;

                                    (ii)     the Bank is the sole holder of
                           legal and beneficial title to each Bank Loan or the Bank's applicable participation interest;

                                    (iii)    the note and the related security
                           documents, copies of which are included in the Bank Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Bank Loan file;

                                    (iv)     there is no pending or, to the
                           Bank's knowledge, threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Bank Loan;

                                    (v)      there is no litigation or
                           proceeding pending or, to the Bank's knowledge, threatened relating to the property which serves as security for a Bank Loan that would have a material adverse effect upon the related Bank Loan;

                                    (vi)     with respect to a Bank Loan held in
                           the form of a participation, the participation documentation is legal, valid, binding and enforceable and the interest in such Bank Loan of the Bank created by such participation would not be a part of the insolvency estate of the Bank Loan originator or other third party upon the insolvency thereof; and

                                    (vii)    each Bank Loan secured by a
                           mortgage on residential property (except for construction loans) was originated by a bank, thrift, other HUD-approved lender, licensed mortgage broker or insurance company.

                  (y) DEPOSITS. As of the date hereof, none of the deposits of the Bank is a "brokered" deposit or subject to any encumbrance, legal restraint or other legal process except to the extent any such deposits serve as collateral for any Bank Loan or are subject to legal restraint in the ordinary course of the banking business due to the action of the depositor or a third party.

                  (z) REGISTRATION OBLIGATIONS. The Bank is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

                  (aa) REQUIRED VOTE. The affirmative vote of two-thirds of the outstanding shares of Bank Common Stock is the only vote of shareholders required to approve this Agreement and the Merger under the Bank's Constituent Documents or applicable law.

                  (bb) INTEREST RATE RISK MANAGEMENT INSTRUMENTS. It has entered into no interest rate swaps, caps, floors and option agreements or other interest rate risk management arrangements whether for the account of it or for the account of a customer of it.

                  5.3 REPRESENTATIONS AND WARRANTIES OF PARENT. Except as Previously Disclosed or as contemplated hereby, Parent hereby represents and warrants to the Bank as follows:

                  (a) ORGANIZATION, STANDING AND AUTHORITY. It is, and Interim Sub will be, a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification. Parent has made available to the Bank a complete and correct copy of the organizational document and bylaws of Parent as in effect on the date of this Agreement.

                  (b) SIGNIFICANT SUBSIDIARIES. It owns, directly or indirectly, all the outstanding equity securities of its Significant Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification.

                  (c) POWER. It and each of its Subsidiaries has the corporate (or comparable) power and authority to own and operate its assets and properties and to conduct its business as it is now being conducted. It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                  (d) AUTHORITY. It has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. No vote of the holders of Parent Stock is necessary to approve this Agreement, or the Merger, and this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement constitutes the valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

                  (e) CONSENTS AND APPROVALS. No notices, applications or other filings are required to be made by it or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by it or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, except for filings of applications and notices with, receipt of approvals or no objections from, and expiration of related waiting periods required by federal and state banking authorities, including applications and notices to be filed with the FDIC, the New York State Banking Department, the Office of Thrift Supervision and the Board of Governors of the Federal Reserve System. As of the date hereof, it is not aware of any reason why all necessary consents, approvals, permits and other authorizations will not be received in order to permit consummation of the Merger and the other transactions contemplated hereby. Without limiting the foregoing, as of the date hereof, neither the Parent nor any of its Subsidiaries has any formal or informal agreements, arrangements or understandings with any Governmental Authority, either pending, threatened or in force, that would, nor is the subject of any investigation or examination results of which could reasonably be expected to, materially impede or delay the ability to obtain any Requisite Regulatory Approvals or the consummation of the transactions contemplated hereby.

                  (f) NO DEFAULTS. Subject to making the filings and receiving the consents and approvals referred to in Section 5.3(e), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations of a party under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) its Constituent Documents or those of its Subsidiaries, (2) any material contract to which it is a party or (3) any law, statute, ordinance, rule, regulation, judgment, order, decree, permit or license applicable to Parent and Subsidiaries.

                  (g) FINANCIAL REPORTS AND REGULATORY FILINGS. The financial statements of the Parent included in the Parent's Annual Report on Form 10-K for the fiscal year ended March 31, 2005 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by SEC Form 10-K or the Exchange Act).

                  (h) ABSENCE OF CERTAIN CHANGES. Since March 31, 2005, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances (described in any paragraph of Section 5.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

                  (i) LITIGATION. As of the date hereof, no action, suit or proceeding by or against the Parent is pending or, to the knowledge of the Parent, threatened which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

                  (j) AVAILABLE FUNDS. It has available to it funds necessary to satisfy its obligations in connection with the Merger and the transactions contemplated hereby. It anticipates that, on a PRO FORMA basis, upon consummation of the Merger it will have the capital levels required to be "well capitalized" on a consolidated basis under applicable law.


                                    ARTICLE 6

                                    COVENANTS

                  6.1 REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, the Bank and Parent will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

                  (b) The Bank and Parent will give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in
         Article 7.

                  (c) The Bank shall use its reasonable best efforts to obtain the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Bank is a party or is otherwise bound.

                  6.2 SHAREHOLDER APPROVAL. (a) Prior to the date hereof, the Bank Board adopted resolutions recommending to the Bank's shareholders approval of this Agreement and the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby.

                  6.3 NO SOLICITATION. The Bank shall not, nor shall it authorize or permit any of its Representatives retained by it to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of Bank shall be a breach of this Section 6.3(a) by Bank. The Bank shall, and shall cause any Representative engaged thereby, to immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Shareholder Approval, in response to a bona fide written Acquisition Proposal that the Bank Board in good faith reasonably determines (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) (i) it is legally necessary for the proper discharge of its fiduciary duties to respond to such Acquisition Proposal and
(ii) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was made after the date hereof and did not otherwise result from a breach of this Section 6.3(a), the Bank may, subject to compliance with Section 6.3(c), (x) furnish information with respect to the Bank to the person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the confidentiality provisions of the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

                  (b) Neither the Bank Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to the Bank), the adoption or recommendation by such Bank Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) adopt or recommend, or publicly propose to adopt or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a "BANK ADVERSE RECOMMENDATION CHANGE") or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Bank to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.3(a)) (an "ACQUISITION AGREEMENT"). Notwithstanding the foregoing, at any time prior to obtaining Shareholder Approval and subject to Section 6.3(c), the Bank Board may in response to an Acquisition Proposal that the Bank Board in good faith reasonably determines (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and made after the date hereof and that did not otherwise result from a breach of this Section 6.3, (1) make a Bank Adverse Recommendation Change or (2) cause Bank to terminate this Agreement and concurrently with or after such termination enter into an Acquisition Agreement as provided by and with the effect set forth in Article VIII; PROVIDED, HOWEVER, that the Bank shall not be entitled to exercise its right to make a Bank Adverse Recommendation Change or terminate this Agreement pursuant to this clause until after the fifth business day following Parent's receipt of written notice (a "NOTICE OF SUPERIOR PROPOSAL") from the Bank advising Parent that the Bank Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Bank Board (it being understood and agreed that any material amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period). In determining whether to make a Bank Adverse Recommendation Change or to cause the Bank to so terminate this Agreement, the Bank Board shall take into account any changes to the financial terms of this Agreement definitively offered by Parent in response to a Notice of Superior Proposal or otherwise.

                  (c) In addition to the obligations of the Bank set forth in Sections 6.3(a) and 6.3(b), the Bank shall promptly advise Parent orally and in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the person making any such Acquisition Proposal. The Bank shall (i) keep Parent fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Proposal, (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Bank from any person that describes any of the terms or conditions of any Acquisition Proposal (including any draft acquisition agreement) and
         (iii) keep Parent fully informed in all material respects of the status and details of any determination by the Bank Board with respect to any such Acquisition Proposal.

                  (d) Nothing contained in this Section 6.3 shall prohibit the Bank from making any disclosure to the shareholders of the Bank required by applicable law; PROVIDED, HOWEVER, that in no event shall the Bank or the Bank Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.3(b) (it being understood that any accurate disclosure of factual information to the shareholders of the Bank required to be made to such shareholders under applicable law shall not be considered a modification prohibited by clause (i)(A) of Section 6.3(b)).

                  6.4 REGULATORY APPLICATIONS. (a) The Bank and Parent and its Subsidiaries (in the case of Parent) will cooperate and use reasonable best efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, permits and other authorizations of all Governmental Authorities and third parties to consummate the Merger and the other transactions contemplated hereby (the "REQUISITE REGULATORY APPROVALS"), and will use their reasonable best efforts to make all necessary filings in respect of Requisite Regulatory Approvals of federal and state banking authorities within 30 days of the date hereof and will make all other necessary filings in respect of Requisite Regulatory Approvals as promptly as practicable. Each of the Bank and Parent will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

                  (b) The Bank and Parent will, upon request, furnish the other party with all information concerning itself, its Subsidiaries (in the case of Parent), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries (in the case of Parent) with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.

                  6.5 PROXY STATEMENT. As soon as practicable after the date of this Agreement, the Bank will prepare the meeting notice, proxy statement and other proxy solicitation materials of the Bank in connection with the Merger (the "PROXY STATEMENT") and all related documents, each in a form reasonably acceptable to counsel to Parent. The parties agree to cooperate, and Parent agrees to cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Proxy Statement.

                  (b) The Bank and Parent each agrees, as to itself and, in the case of Parent, its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the date of the meeting held to obtain Shareholder Approval (the "BANK MEETING"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. The Bank and Parent each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement.

                  6.6 PRESS RELEASES. The Bank and Parent will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; PROVIDED that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules. The Bank and Parent will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

                  6.7 TAKEOVER LAWS. The Bank will not take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

                  6.8 ACCESS; INFORMATION. (a) The Bank agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will afford Parent, and Parent's officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as Parent may reasonably request and, during such period, it will furnish promptly to Parent (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state banking and (2) all other information concerning the business, properties and personnel of it as Parent may reasonably request. In addition, the Bank shall provide Parent final monthly general ledger reports for each month end beginning with January 31, 2006 until the Effective Time as promptly as they become available. The Bank will not be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any binding agreement with any third party. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

                  (b) No investigation by Parent of the business and affairs of the Bank, pursuant to this Section 6.8 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement.

                  (c) Parent will hold any information it may obtain from the Bank in connection with this Agreement and the transactions contemplated hereby which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement.

                  (d) The Bank agrees that it will not, and will cause its Representatives not to, use any information or documents it may obtain from Parent in connection with this Agreement and the transactions contemplated hereby (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated hereby. Subject to the requirements of law, the Bank will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained from Parent in connection with this Agreement and the transactions contemplated hereby (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information is disclosed with the prior written approval of Parent. If the Bank or any of its Representatives is required to disclose any information obtained from Parent in connection with this Agreement or the transactions contemplated hereby in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigation Demand or similar process), the Bank will in advance of such disclosure provide the Parent with prompt notice of such requirement(s). The Bank also agrees, to the extent legally permissible, to provide the Parent, in advance of any such disclosure, with a list of any information or documents the Bank intends to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with Parent to the extent it may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above. If, in the absence of a protective order or the receipt of a waiver from Parent after a request in writing therefor is made by the Bank (such request to be made as soon as practicable to allow Parent a reasonable amount of time to respond thereto), the Bank or its Representatives are legally required to disclose any information or documents to any tribunal to avoid censure or penalty, the Bank may disclose such information without liability hereunder. In the event that this Agreement is terminated or the transactions contemplated hereby shall otherwise fail to be consummated, the Bank shall promptly cause all copies of documents or extracts thereof containing information and data as to Parent and its Subsidiaries to be returned to Parent.

                  6.9 BENEFIT ARRANGEMENTS. Parent agrees that following the Effective Time, employees of the Bank as of the Effective Time will be provided with benefits under employee benefit plans (other than stock options, restricted stock or other plans involving the issuance of securities of the Bank or Parent) which in the aggregate are substantially comparable to those currently provided by Parent to its similarly situated employees, as in effect from time to time. Parent will cause each employee benefit plan of Parent in which employees of the Bank as of the Effective Time are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Bank as if such service were with Parent, and, with respect to welfare benefit plans of Parent in which employees of the Bank are eligible to participate, Parent agrees to waive any preexisting conditions, waiting periods and actively at work requirements under such plans. Parent will honor in accordance with their terms all employee benefit obligations to current and former employees of the Bank, which have been Previously Disclosed by the Bank to Parent. Parent agrees that employees of the Bank as of the Effective Time who are terminated during the period commencing at the Effective Time and ending on the six-month anniversary thereof for reasons other than cause within the meaning of Parent's severance plan will be entitled to receive severance payments and benefits in accordance with Parent's severance policies applicable to similarly situated employees. Parent will honor all existing employment agreements with any officer of the Bank which have been Previously Disclosed. Parent will enter into an employment agreement with Charles Koehler on the same terms as Mr. Koehler's employment agreement dated April 2, 2002 except with the following changes: (i) Mr. Koehler's title shall be President, Community Capital Bank or Division and (ii) the term of the Agreement shall end eighteen (18) months after the Effective Time.

                  6.10 INDEMNIFICATION. Following the Effective Time, Parent will indemnify, defend and hold harmless the directors and officers (when acting in such capacity) of the Bank (each, an "INDEMNIFIED PARTY") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") as incurred, and will advance expenses, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby) to the fullest extent permitted under applicable law.

                  (b) Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; PROVIDED that failure so to notify will not affect the obligations of Parent under Section 6.10(a) unless and to the extent that Parent is actually and materially prejudiced as a consequence.

                  (c) For a period of six years following the Effective Time, Parent will maintain the Bank's existing director's and officers' liability insurance policy with respect to acts or omissions prior to the Effective Time so long as the annual premium therefor is not in excess of 150% of the last annual premium paid prior to the date hereof (the "CURRENT PREMIUM"); PROVIDED that if the Bank's existing director's and officers' insurance policy expires, is terminated or is cancelled during such six-year period, Parent will use its reasonable best efforts to obtain as much director's and officers' insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the Current Premium.

                  (d) If Parent or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, but only to the extent not effected by operation of law, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 6.10.

                  (e) The provisions of this Section 6.10 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

                  6.11 DISCLOSURE SCHEDULE SUPPLEMENTS. From time to time prior to the Effective Time but no later than the end of each forty-five day period following the date hereof and until the Effective Time, Bank will promptly supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII or shall relieve Bank of any liability hereunder.

                  6.12 FAILURE TO FULFILL CONDITIONS. In the event that either party determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the other party.

                  6.13 ADVISORY BOARD. Effective as of the Closing Date, Parent shall establish an Advisory Board (the "ADVISORY BOARD"). Each non-executive director who serves on the Board of Directors of the Bank both on the date of this Agreement and immediately prior to the Effective Time shall be invited to and may serve on the Advisory Board effective immediately following the Effective Time. The Advisory Board shall meet quarterly, and shall be continued for a period of eighteen (18) months. Each Advisory Board member shall receive an annual retainer of $5,000, payable at the first quarterly meeting of each year, plus $500 per quarterly meeting attended, payable at the relevant meeting.

                  6.14 VOTING AGREEMENTS. The Bank shall use its reasonable best efforts to have each director and executive officer of the Bank execute a voting agreement substantially in the form attached as Exhibit A as of the date hereof.


                                    ARTICLE 7

                            CONDITIONS TO THE MERGER

                  7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of the Bank and Parent to consummate the Merger is subject to the fulfillment or written waiver by the Bank and Parent before the Effective Time of each of the following conditions:

                  (a) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of the Bank Stock in accordance with all applicable law and regulations (the "SHAREHOLDER APPROVAL").

                  (b) REGULATORY APPROVALS. All material approvals from Governmental Authorities needed to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and no such material approval shall include any condition or requirement that would, in the reasonable judgment of the Board of Directors of Parent, have a Material Adverse Effect on (x) the Bank or (y) Parent and Parent's Subsidiaries taken as a whole.

                  (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger.

                  7.2 CONDITIONS TO THE OBLIGATION OF THE BANK. The Bank's obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Bank before the Effective Time of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES OF PARENT. The representations and warranties of Parent in this Agreement shall, after taking into account the standard set forth in Section 5.1, be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Bank shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to that effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF PARENT. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and the Bank shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to that effect.

                  7.3 CONDITIONS TO THE OBLIGATION OF PARENT. Parent's obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Parent and, before the Effective Time of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES OF THE BANK. The representations and warranties of the Bank in this Agreement shall, after taking into account the standard set forth in Section 5.1, be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Bank by the Chief Executive Officer and Chief Financial Officer of the Bank to that effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF THE BANK. The Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Bank by the Chief Executive Officer and Chief Financial Officer of the Bank to that effect.

                  (c) UNITED STATES REAL PROPERTY INTEREST. The Bank shall have delivered to Parent a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent certifying that the Bank Common Stock is not a United States real property interest (as such term is defined by the Code).


                                    ARTICLE 8

                                   TERMINATION

                  8.1 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by the Bank or Parent:

                  (a) MUTUAL AGREEMENT. With the mutual agreement of the other party.

                  (b) BREACH. Upon 30 days' prior written notice of termination, if there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.1) or (2) a breach by the other party of any covenant or agreement contained herein; PROVIDED that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article 7.

                  (c) DENIAL OF SHAREHOLDER APPROVAL. If this Agreement and the Merger are not approved by the requisite vote of the shareholders of the Bank at the Bank Meeting; PROVIDED that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with, or whose breach of any representation, warranty, covenant or agreement contained in, any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.

                  (d) DENIAL OF REGULATORY APPROVAL. If the approval of any Governmental Authority required for consummation of the Merger is denied by final, nonappealable action of such Governmental Authority; PROVIDED that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to comply with, or whose breach of any representation, warranty, covenant or agreement contained in, any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.

                  (e) DELAY. If the Effective Time has not occurred by the close of business on January 31, 2007; PROVIDED that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to comply with, or whose breach of any representation, warranty, covenant or agreement contained in, any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.

                  (f) SUPERIOR PROPOSAL. In the case of the Bank, it will have the right to terminate this Agreement in accordance with the terms and subject to the conditions of Section 6.3(b).

                  (g) BANK ADVERSE RECOMMENDATION CHANGE. In the case of the Parent, it will have the right to terminate this Agreement if prior to Bank obtaining Shareholder Approval (i) a Bank Adverse Recommendation Change shall have occurred or (ii) the Bank Board fails to publicly reaffirm its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten business days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal.

                  8.2      EFFECT OF TERMINATION AND ABANDONMENT.

                  (a) In the event of termination of this Agreement pursuant to any provision of Section 8.1, this Agreement shall forthwith become void and have no further force, except that (i) the first sentence of Section 5.2(i) and Section 5.3(g), this Section 8.2 and Article 9 shall survive such termination of this Agreement and remain in full force and effect and (ii) termination shall not relieve a party of any liability for a willful breach of this Agreement.

                  (b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

                           (1) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                           (2) In the event of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall be liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

                           (3) As a condition of Parent's willingness, and in order to induce Parent to enter into this Agreement, and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Bank hereby agrees to pay Parent, and Parent shall be entitled to payment of, a fee of $500,000 (the "Bank Fee"), within three business days after written demand for payment is made by Parent, following the occurrence of any of the events set forth below:

                                    (A)      This Agreement is terminated
                           pursuant to Sections 8.1(f) and (g); or

                                    (B)      The entering into a definitive
                           agreement by Bank relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Bank within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Parent pursuant to
                           Section 8.1(b) because of a willful breach by Bank; or (ii) the failure of the shareholders of Bank to approve this Agreement after the occurrence of an Acquisition Proposal.

                           (4) If demand for payment of the Bank Fee is made pursuant to Section 8.2(b)(3) and payment is timely made, then Parent will not have any other rights or claims against Bank, or their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Bank Fee under Section 8.2(b)(3) will constitute the sole and exclusive remedy of Parent against Bank and their respective officers and directors.


                                    ARTICLE 9

                                  MISCELLANEOUS

                  9.1 SURVIVAL. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article 2 and Article 3, Sections 6.10 and 8.2 and this Article 9).

                  9.2 EXPENSES. Each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

                  9.3 NOTICES. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.


                           If to the Bank, to:

                           Community Capital Bank
                           111 Livingston Street
                           Brooklyn, New York  11201
                           Attention:  Charles F. Koehler
                           Facsimile:  (718) 243-0313

                           with a copy to:

                           Sullivan & Cromwell LLP
                           125 Broad Street
                           New York, New York  10004
                           Attention:  H. Rodgin Cohen, Esq.
                                       Mark J. Menting, Esq.
                                       Camille L. Orme, Esq.
                           Facsimile:  (212) 558-3588

                           If to Parent, to:

                           Carver Bancorp, Inc.
                           75 West 125th Street
                           New York, NY 10027
                           Attention:  Deborah C. Wright
                                       Chairman, President and
                                       Chief Executive Officer
                           Facsimile:  (212) 665-1017

                           with a copy to:

                           Thacher Proffitt & Wood LLP
                           Two World Financial Center
                           New York, New York 10281
                           Attention:  Kofi Appenteng, Esq.
                           Facsimile:  (212) 912-7751


                  9.4 WAIVER; AMENDMENT. Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require resubmission of the plan of merger contained in this Agreement to the shareholders of the Bank.

                  9.5 ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, before the Effective Time, Parent may revise the structure of the Merger or otherwise revise the method of effecting the Merger and the transactions contemplated hereby, PROVIDED that (a) such revision does not alter or change the kind or amount of consideration to be delivered to the Bank or shareholders of the Bank,
(b) such revision does not adversely affect the tax consequences to the shareholders of the Bank (including causing the Merger to be characterized for United States federal income tax purposes as anything other than a sale of stock by the shareholders of the Bank), (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause any of the conditions set forth in Article 7 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

                  9.6 SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  9.7 GOVERNING LAW. This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within that State.

                  9.8 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement represents the entire understanding of the Bank and Parent regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement. Except for Section 6.9, which is intended to benefit the individuals referred to therein, and Section 6.10, which is intended to benefit the Indemnified Parties to the extent stated, and as set forth in the following sentence, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than the Bank and Parent. The shareholders of the Bank are intended third party beneficiaries of the agreements of Parent contained in Article 3 hereof to pay the Consideration at the Effective Time, and the shareholders of the Bank will be entitled to pursue any available remedies against Parent for any breach of such agreements.

                  9.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed to constitute an original, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.


                                      * * *

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                    COMMUNITY CAPITAL BANK


                                     By: /s/ CHARLES F. KOEHLER
                                         ------------------------
                                         Charles F. Koehler
                                         President and Chief Executive Officer



                                    CARVER BANCORP, INC.


                                    By: /s/ DEBORAH C. WRIGHT
                                         ------------------------
                                         Deborah C. Wright
                                         Chairman, President and
                                         Chief Executive Officer